Exhibit 4.9
BSL Holdings, Inc.
NONQUALIFIED STOCK OPTION AGREEMENT

Name of Optionee:	Lockwood Holmes

Number of Shares of BSL
Holdings, Inc. Common
Stock, $.01 par value,
Covered by Option:	1,000,000 shares (“Option Shares”)

Per Share Option Price:	$1.00

Option Grant Date:	June 11, 1999

Date Exercisable:	June 11, 2001

Option Termination Date:	June 11, 2009
This Stock Option Agreement (this “Agreement”) is executed and delivered as of the Option Grant Date by and between BSL Holdings, Inc. (the “Company”) and the Optionee. The Optionee and the Company hereby agree as follows:

1. Grant of Option. The Company hereby grants to the Optionee an option to purchase the Option Shares at the Per Share Option Price. The Option granted hereby is being issued pursuant to and subject to the terms and conditions of Section 1.7 of the Asset Purchase Agreement, dated as of the Option Grant Date (the “Purchase Agreement”), among Holmes Lumber Company, a Florida corporation (“Seller”), Optionee, the Company and Holmes Lumber Company, a Delaware corporation and wholly owned subsidiary of the Company (“Buyer”).

2. Exercisability. The Option shall be exercisable during the eight-year period following the second anniversary of the Option Grant Date; provided that Optionee must be an employee of Buyer at all times from the Option Grant Date through the date of exercise of such Option. If the Optionee fails to exercise the Option during such eight-year period following the date of such second anniversary of the Option Grant Date, the Option is automatically terminated. Notwithstanding the foregoing, if Optionee’s employment or service with Buyer is terminated by Buyer without Cause (as hereinafter defined)(A) after the second anniversary of the Option Grant Date, the Option granted hereby shall remain exercisable as to the full number of Option Shares, for a period of ninety days immediately following such termination of employment or service, or (B) prior to the second anniversary of the Option Grant Date, then the Option shall be exercisable during the ninety-day period following the date of such termination; provided, however, that the number of shares of Company Common Stock issuable upon exercise of the Option shall be reduced pro rata, to a number of shares equal to one million, multiplied by a fraction, the numerator of which is the number of days elapsed from the Option Grant Date to the date of such termination and the denominator of which is seven hundred and thirty (730). If the Optionee fails to exercise the Option during such ninety-day period following the date of such termination without Cause, the Option is automatically terminated.

3. Nonqualified Stock Options. The Option granted hereby shall be treated as a nonqualified stock option under the Internal Revenue Code.

4. Termination of Options.
(a)	If the Optionee’s employment or service with Buyer is terminated by Buyer for Cause (whether before or after the second anniversary of the Option Grant Date)or terminated by Optionee for any reason prior to the second anniversary of the Option Grant Date, the Option is automatically terminated. As used herein, “Cause” means the determination, in good faith, by the Board of Directors of the Company, after notice to the Optionee and a reasonable opportunity to cure, that one or more of the following events has occurred: (i) the Optionee has violated the Non-Competition Agreement, dated as of the Option Grant Date, between the Company and Buyer; (ii) the Optionee has failed to perform his material duties as an employee of Buyer in a reasonably satisfactory manner or to devote sufficient time and attention to the business of Buyer; (iii) any reckless or grossly negligent act by the Optionee having the effect of injuring the interest, business or reputation of the Company or Buyer or any of their subsidiaries or affiliates in any material respect; (iv) the Optionee’s commission of any felony (including entry of a nolo contendere plea); or (v) any misappropriation or embezzlement by the Optionee of the property of the Company, Buyer or any of their subsidiaries or affiliates.

(b)	In case of termination of the Optionee’s employment or service with the Company due to death or Disability (as hereinafter defined), then the Option granted hereby shall remain exercisable for the full number of Option Shares by the Optionee or Optionee’s estate, beneficiaries or heirs for a period of ninety days immediately following such termination of employment. If the Option is not exercised within such ninety-day period, the Option is automatically terminated. As used herein, “Disability” shall mean the Optionee becomes unable to perform his normal duties by reason of physical or mental illness or accident for any three (3) consecutive month period.

(c)	Notwithstanding the foregoing, the Option granted hereby shall in no event terminate later than the close of business on the Option Termination Date and may be terminated earlier pursuant to this Agreement.
5. Shareholders Agreement. The Option Shares issued upon exercise of the Option shall be subject to the terms and conditions of the Shareholders Agreement, dated as of the Option Grant Date, among Stonegate Resources Holdings, LLC, the Company and the Optionee (the “Shareholders Agreement”).

6. The Optionee shall comply with and be bound by all the terms and conditions contained in this Agreement, the Purchase Agreement and the Shareholders Agreement.

7. Options granted hereby shall not be transferable except by will or the laws of descent and distribution. Prior to the Option Termination Date, the Option may be exercised only by the Optionee, the guardian or legal representative of the Optionee.

8. The obligation of the Company to sell and deliver any stock under this Option is specifically subject to all applicable laws, rules, regulations, governmental and stockholder approvals and Company policies.

9. The Option Shares issued upon exercise of this Option may not be sold, assigned, mortgaged, pledged, hypothecated, or otherwise transferred or disposed of other than in compliance with the terms and conditions of the Shareholders Agreement.

10. In addition to the restrictions on transfer imposed by the Company as described in paragraph 9 above, the Option Shares issued upon exercise of this Option are “restricted securities,” as such term is defined in Rule 144 under the Securities Act. Any resale of such Option Shares must comply with the registration requirements of the Securities Act (and any state securities laws that may be applicable) or an exemption therefrom.

11. The certificates for the Option Shares will bear restrictive legends as set forth in the Shareholders Agreement and shall be subject to the rights and obligations of such Shareholders Agreement.

12. By signing this Agreement, the Optionee agrees not to sell any Option Shares at a time when the Shareholders Agreement or any law, regulation or Company policy prohibits a sale.

13. This Agreement does not give the Optionee the right to be retained by the Company or any of its subsidiaries in any capacity. The Company reserves the right to terminate the Optionee’s service at any time, with or without Cause.

14. The Optionee or the Optionee’s estate, beneficiaries or heirs have no rights as a stockholder of the Company until a certificate for the Option Shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before the Optionee’s stock certificate is issued.

15. Any notice by the Optionee to the Company hereunder shall be in writing and shall be deemed duly given only upon receipt thereof by the Company at its principal offices. Any notice by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed to the Optionee at the address last specified to the Company by the Optionee.

16. The validity and construction of this Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative and the Optionee has hereunto set his hand as of the Option Grant Date.

BSL HOLDINGS, INC.

By:	/s/ Donald F. McAleenan

	Name: Title:	Donald F. McAleenan, Senior Vice President, General Counsel and Secretary

/s/ Lockwood Holmes

Lockwood Holmes